Exhibit 99.2

Consent of Independent Valuation Firm

We hereby consent to the reference to our name, the description of our role and the valuation of the real properties and related assumptions provided (i) under the heading “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Net Asset Value Calculation” in Part II, Item 5 of the Annual Report on Form 10-K for the period ended December 31, 2012 of Dividend Capital Diversified Property Fund Inc., and (ii) under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Net Asset Value Calculation” in Part I, Item 2 of each of the Quarterly Reports on Form 10-Q for the periods ended March 31, 2013, June 30, 2013 and September 30, 2013 of Dividend Capital Diversified Property Fund Inc., each being incorporated by reference herein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.

February 28, 2014